Exhibit 10.15

3 August, 2004

Dr William Peters

Director

WSP Trading Limited

93 WSPsett Road

Remuera

Auckland 1005

New Zealand

Dear William:

On behalf of Sunshine Heart Company Pty Limited (the “Company”), I am pleased to offer WSP Trading Limited (“WSP”) the following contract for the provision of technical and medical advisory services.  The terms of this contract will only become effective on the closing of the Company’s public offering on the Australian Stock Exchange (the “ASX Financing”).

1.     Fees.  Effective and contingent on the closing of the ASX Financing, WSP will receive a retainer of A$16,667, which is equivalent to A$200,000 on an annualized basis.  This payment will be payable within 7 days of each month-end or such other time as is agreed between the parties.  It is recognized that you are not an employee of the Company and therefore the Company is not responsible to you in relation to annual leave, sick leave, redundandacy, superannuation or other employment related obligations.

2.     Services.  Unless otherwise agreed with the Company, effective and contingent on the closing of the ASX Financing, WSP will be responsible for the following services:

1.     William Peters will represent the Company in the capacity of Medical Director and Chief Technical Officer.

2.     Performance of company medical and technical functions, in co-operation with the Board — including attendance at Board Meetings and the Annual General Meeting;

3.     Liaison with shareholders and investors as required;

4.     Liaison with auditors, bankers, lawyers, insurers, stockbrokers or any other professional advisors as required;

5.     Advice to Boardmembers, contractors and Company employees in the capacity of Chief Technical Officer; and

6.     Supervision of animal and clinical trials in Australia, New Zealand, Europe and the United States

SUNSHINE HEART, INC

2A River Street, Birchgrove NSW 2041 Australia Phone +61 2 9818 7913 Fax + 61 2 9818 7915

7.     Liasion with quality and regulatory staff and consultants and with engineering and clinical staff and consultants in the conduct of the Company’s affairs .

The Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice provided to the Company in the performance of this contract. You and WSP agrees that should you or WSP directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company, whether or not for compensation, you must notify the Company’s Board of Directors in writing and that, if resolved by the Board of Directors, this contract may be terminated upon the earlier of one month’s notice or the date upon which the engagement or participation in the competitor’s business is agreed by you or WSP.

4.     Confidentiality Agreement.  Please sign and return to me the Confidential Information And Invention Assignment Agreement (the “Confidentiality Agreement”), a copy of which is attached as Exhibit A. You and WSP’s obligations under the Confidentiality Agreement will continue and remain in force during this contract and after the termination of this contract.

5.     No Conflicting Obligations. You represent to the Company that WSP’s performance of services for the Company will not breach any other agreement to which it is a party and that it has not, and will not during the term of this contract with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies as provided to you up to the date of this contract.  You, or WSP’s employees or representatives are not to use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer of you or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.  The Company does not need and will not use such information and we will assist you, or WSP’s employees or representatives in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.  Also, we expect you, or WSP’s employees or representatives to abide by any obligations you, your company’s employees or representatives may have to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you, WSP’s employees or representatives refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6.     General Obligations.  Whilst performing services for the Company, you, or WSP’s employees or representatives will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all.  Please note that the Company is an equal opportunity employer.  The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law.  Any questions regarding this clause should be directed to the writer.

7.     Termination

(a)           This contract with the Company may be terminated for any reason by either WSP or the Company giving one months notice of termination. Alternatively, the Company may at its election make a payment of one month’s retainer in lieu of actual notice.

(b)           The Company may terminate this contract without notice if:

(i)            you,  or WSP’s employees or representatives commit an act of serious or willful misconduct whilst performing services for the Company;

(ii)           you ,  or WSP’s employees or representatives commit an act of fraud or material misrepresentation against the Company or any supplier to, or customer of the Company;

(iii)          you, or WSP’s employees or representatives mislead the Company in a material way;

(iv)          you, or WSP’s employees or representatives are convicted of a criminal offence, which in the reasonable opinion of the Company affects the performance of the services outlined in this contract;

(v)           you, or WSP’s employees or representatives commit a serious or persistent breach of this contract;

(vi)          WSP enters into bankruptcy or administration.

8.     Solicitation of Employees, Consultants and Other Parties.  You agree that during the term of this contract (the “Contract”) with the Company, and for a period of 24 months following the termination of the Contract with the Company for any reason, you or WSP shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for yourself or any other person or entity.  For a period of 24 months following termination of your Relationship with the Company for any reason, you or WSP shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, that are known to you, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of the Contract with the Company.

We are all delighted to be able to extend to WSP this contract and look forward to working with you and your company.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. The Company requests that the Contract will begin on the closing of the ASX Financing.  This letter, together with the Confidentiality Agreement, set forth the new terms of the Contract with the Company, effective and contingent on the closing of the ASX Financing, and will supersede any prior representations or agreements, whether written or oral, as of such time.

This letter will be governed by the laws of New South Wales, without regard to its conflict of laws provisions.  This letter may not be modified or amended except by a written agreement, signed by an officer of the Company.

Very truly yours,
SUNSHINE HEART Company Pty Ltd

By:

ACCEPTED AND AGREED:

William Peters, Director WSP Trading Limited

Date